Exhibit 2.4

Confidential

third AMENDMENT TO agreement and plan of merger

This THIRD AMENDMENT TO agreement and plan of merger (this “Amendment”), is entered into as of May 31, 2019 (the “Effective Date”), by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), HubPages, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 10.6 of the Merger Agreement (as defined below) (to the extent set forth therein), Paul Edmondson as the Securityholder Representative (in his capacity as such, the “Securityholder Representative”). TheMaven, the Company and the Securityholder Representative are each, individually, a “Party” or, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein will have the same meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 13, 2018, by and among the Parties (the “Original Merger Agreement”);

WHEREAS, the Parties entered into Amendments to the Original Merger Agreement, dated as of April 25, 2018 and June 1, 2018 (the Original Merger Agreement, as amended, the “Merger Agreement”);

WHEREAS, the Parties desire, solely on the terms and subject to the conditions set forth herein, to further amend certain terms and conditions of the Merger Agreement pursuant to Section 11.12 of the Merger Agreement; and

WHEREAS, except for the terms and conditions of the Merger Agreement specifically amended herein, the remaining terms and conditions of the Merger Agreement remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and the respective covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

1.	Amendment of Merger Agreement.

	a.	Section 4.2(a) of the Merger Agreement is hereby restated to read as follows:

“(a) At the Closing, each Key Personnel shall be awarded a number of shares of unvested TheMaven Common Stock that constitute the Stock Awards equal to the product of (i) such Key Personnel’s Stock Pro Rata Share multiplied by the number of shares of unvested TheMaven Common Stock that constitute the Stock Awards, as adjusted pursuant to this Section 4.2(a), if applicable. Each such Stock Award held by such Key Personnel shall (i) vest in six (6) equal installments on June 1, 2019, October 1, 2019, February 1, 2020, June 1, 2020, October 1, 2020 and February 1, 2021 (each such date, a “Periodic Vesting Date”), so long as such Key Personnel is continuously employed by TheMaven or any Affiliate thereof, including the Surviving Corporation, and (ii) be subject to a right of repurchase by TheMaven as set forth in Section 4.2(b). Notwithstanding the foregoing, (i) in the event that the number of Total Unique Users (calculated without regard to calendar months) during the 30 days prior to Closing (the “Closing Traffic Level”) is less than 31,500,000, the aggregate number of shares constituting the Stock Awards shall be reduced by an amount equal to the product of (A) Two Million Four Hundred Thousand (2,400,000) multiplied by (B) the Closing Traffic Level divided by 35,000,000 and (ii) in the event that a Key Personnel is terminated by TheMaven or any Affiliate thereof for a reason other than Cause or resigns for Good Reason, each upon or following the Closing Date, then the shares of TheMaven Common Stock held by such Key Personnel shall become fully vested immediately prior to such termination or resignation and shall no longer be subject to a right of repurchase of TheMaven as set forth in Section 4.2(b).”

	a.	Section 4.2(d) and Section 4.2(e) of the Merger Agreement are hereby deleted in their entirety.

2.	Restricted Stock Units. As of the Effective Date, each Key Personnel shall be awarded a number of restricted stock units, substantially in the form attached as Exhibit A hereto (each an “RSU Grant”) for a number of shares equal to the Stock Award received by such Key Personnel. Each such RSU Grant held by such Key Personnel shall vest in six (6) equal installments, one installment on each Periodic Vesting Date, so long as such Key Personnel is continuously employed by TheMaven or any Affiliate thereof, including the Surviving Corporation.

3.	Payment of Taxes; Put Right.

	a.	On each Periodic Vesting Date and each other date on which shares vest under the Stock Awards and/or the RSU Grants (together with the Periodic Vesting Dates, each a “Vesting Date” and together the “Vesting Dates”) occurring prior to a Major Event (as defined below):

		i.	TheMaven shall directly remit on behalf of Key Personnel vesting under Stock Awards and/or RSU Grants (a “Vesting Holder”) all tax withholdings on behalf of each Vesting Holder (the “Vesting Tax Liability”) applicable to the vesting of Stock Awards and RSU Grants on such Vesting Date (the “Vesting Shares”).

		ii.	Each Vesting Holder shall on such Vesting Date automatically surrender a number of shares of common stock, par value $0.01 per share, of TheMaven (the “Common Stock”) equal to the applicable Vesting Tax Liability divided by the Fair Market Value of a share of Common Stock on such Vesting Date. Each Vesting Holder shall execute and deliver to TheMaven any and all instruments, certificates and/or documents in connection with such surrender of the shares as requested by TheMaven.

		iii.	For the purposes of this Section 3(a), “Fair Market Value” means, as of any particular date, (A) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed, (B) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day, (C) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system (the “OTC Bulletin Board”), the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (the “Pink OTC Markets”) or similar quotation system or association for such day or (D) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day, in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined and (ii) “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York are authorized or obligated by law or executive order to close; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this Section 3(a) means Business Days on which such exchange is open for trading.

2

b.	On each Vesting Date occurring after a Major Event (as defined below):

	i.	Each Vesting Holder shall have a one-time right (each a “Put Right”), but not the obligation, to cause TheMaven to purchase all or part of the applicable Vesting Shares vesting on such Vesting Date at a price of $1.20 per share (the “Put Purchase Price”).

	ii.	If a Vesting Holder desires to sell any Vesting Shares pursuant to a Put Right, the Vesting Holder shall within 14 days following the applicable Vesting Date deliver to TheMaven a written, unconditional and irrevocable notice in the form attached as Exhibit B hereto (the “Put Exercise Notice”) exercising the Put Right and specifying the number of Vesting Shares to be sold (the “Put Shares”) by the Vesting Holder.

	iii.	By delivering the Put Exercise Notice, the Vesting Holder represents and warrants to TheMaven that (A) the Vesting Holder has full right, title and interest in and to the Put Shares, (B) the Vesting Holder has all the necessary power and authority and has taken all necessary action to sell such Put Shares, and (C) the Put Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of the Merger Agreement, as amended hereby.

	iv.	Subject to paragraph (v) below, the closing of any sale of Put Shares shall take place no later than 30 days following receipt by TheMaven of the Put Exercise Notice. TheMaven shall give the Vesting Holder at least 10 days’ written notice of the date of closing (the “Put Right Closing Date”).

	v.	TheMaven will pay the Put Purchase Price for the Put Shares by certified or official bank check or by wire transfer of immediately available funds on the Put Right Closing Date. At the closing of any sale and purchase pursuant a Put Right, the Vesting Holder shall deliver to TheMaven a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

c.	For the purposes of this Section 3, a “Major Event” means an event which in the good faith determination of the board of directors of TheMaven materially increases the cash flow of TheMaven such that TheMaven will have sufficient net cash reserves to satisfy, without material risk to the operations or prospects of TheMaven, the purchase price of all future exercises of all Put Rights assuming all Put Rights will be exercised in full on each future Vesting Date.

3

ARTICLE II

Miscellaneous

1.	Definitions. Unless the context otherwise requires, the capitalized terms used in this Amendment shall have the meanings set forth in the Merger Agreement. Each reference to the term “Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended hereby.

2.	Construction. Sections 11.5, 11.7, 11.8, 11.9, 11.12, 11.13, 11.14, 11.15, 11.6 and 11.18 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.	Continuing Effect of the Merger Agreement. This Amendment shall not constitute an amendment of any other provision of the Merger Agreement not expressly amended herein.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, TheMaven, the Company, and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Founder/CEO

HUBPAGES, INC.

By:	/s/ Paul Edmondson
Name:	Paul Edmondson
Title:	Chief Executive Officer

PAUL EDMONDSON, as the Securityholder Representative

By:	/s/ Paul Edmondson
Name:	Paul Edmondson
Title:	Chief Executive Officer

Exhibit A

Form of Restricted Stock Unit Grant

[See attached]

Exhibit B

Form of Put Exercise Notice

[See attached]